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                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                 FORM 15

     Certification and Notice of Termination of Registration
       under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
            and 15(d) of the Securities Exchange Act of 1934.

                              Commission File Number 33-43948

                              TWI Cable Inc.
         ________________________________________________________
          (Exact name of registrant as specified in its charter)

                           75 Rockefeller Plaza
                            New York, NY 10019
                              (212) 484-8000
         ________________________________________________________
           (Address, including zip code, and telephone number,
         including area code, of registrant's principal offices)

                                9 1/4% Senior
                            Debentures due 2008
         (Title of each class of securities covered by this Form)
         ________________________________________________________

                                   None
     ________________________________________________________________
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii) [ ]      Rule 15d-6            [ ]
          Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the
certification or notice date:    10

     Pursuant to the requirements of the Securities Exchange Act of 1934, TWI Cable Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 2, 1998
                                        By:  /s/ Thomas W. McEnerney
                                                 Vice President